EXHIBIT 99.1

                          [LETTERHEAD OF SYNETIC, INC.]



FOR IMMEDIATE RELEASE

Contact:            Anthony Vuolo
                    Vice President-Chief Financial Officer
                    (201) 703-3400

                          SYNETIC ANNOUNCES SIGNING OF
                       AGREEMENT TO ACQUIRE POINT PLASTICS

         ELMWOOD PARK, NEW JERSEY, March 9, 1998 -- Synetic, Inc. (NASDAQ:SNTC) announced today that it has signed a merger agreement for the acquisition of Point Plastics, Inc., a manufacturing company located in Petaluma, California. Point Plastics sells high-volume disposable plastic products, such as pipette tips, micro-centrifuge tubes and PCR tubes to the research and clinical life sciences markets worldwide. Point Plastics had net sales of approximately $25 million for calendar year 1997. The purchase price for all of the outstanding capital stock of Point Plastics is $86 million, subject to adjustment under certain circumstances, payable 60% in shares of Synetic Common Stock and 40% in cash. The closing is subject to satisfaction of conditions which include Hart Scott Rodino clearance, effectiveness of a Registration Statement on Form S-4 covering the Synetic shares and an affirmative vote of Point Plastics' shareholders. Shareholders representing 51% of Point Plastics' shares have agreed to vote in favor of the merger. The shareholders of Point Plastics have agreed not to sell Synetic stock received in the merger until after the first anniversary of the closing. The closing is expected to occur late this spring. The tax free merger will be accounted for using the purchase method of accounting and is expected to be accretive to Synetic's earnings.

         Mr. Martin J. Wygod, Chairman of Synetic, stated, "The acquisition of Point Plastics represents an excellent addition to Porex, our plastic filtration technologies subsidiary, which has been reporting record sales and earnings. We are committed to growing our plastics business through both internal development and acquisitions. We are in discussions to acquire additional businesses that are complementary to Porex. As a result of this acquisition and other potential strategic growth opportunities, we have decided not to proceed with the previously announced initial public offering of Porex at this time. We will, however, evaluate all of the various available alternatives regarding the separation of our two principal lines of business after the conclusion of our fiscal year on June 30, 1998."

         Mr. Philip Stolp, a founder of Point Plastics and its Chief Executive Officer, stated that, "I, along with Thomas Taggart, Point Plastics' Chief Operating Officer, view this merger as a great opportunity for our company and its employees, and we believe that our affiliation with Porex will allow us to accelerate the growth of Point's business and expand into new markets in the life sciences industry."

         Synetic operates two principal lines of business, plastic filtration technologies and healthcare communications.

                                      *****

         The statements contained in this release, other than the terms of the acquisition of Point Plastics, are forward looking statements that involve risks and uncertainties, including, but not limited to, satisfaction of conditions to closing the acquisition, product demand and market risks, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in Synetic's Securities and Exchange Commission filings.